EXHIBIT (t)(iii)

FORM OF PROSPECTUS SUPPLEMENT[1]	Filed Pursuant to Rule 424(__)(__)
(To Prospectus dated [ ])	Registration Statement No. 333-_____
Neuberger Berman High Yield Strategies Fund Inc.
[     ] Shares of Common Stock
Issuable Upon the Exercise of
Transferable Subscription Rights to Acquire Common Stock
Neuberger Berman High Yield Strategies Fund Inc. (the “Fund”) is issuing transferable subscription rights (“Rights”) to its stockholders of record as of the close of business on [     ] (the “Record Date”) entitling the holders of these Rights to purchase additional shares of common stock of the Fund, par value $0.0001 per share (each a “share of Common Stock” and collectively, the “Common Stock”). The holders of Common Stock (the “Stockholders”) of record on the Record Date (“Record Date Stockholders”) will receive [     ] Right for each outstanding share of Common Stock owned on the Record Date. The Rights entitle the holders to purchase [     ] new share of Common Stock for every [     ] Rights held (1 for [     ]). Record Date Stockholders who fully exercise their Rights will be entitled to subscribe, subject to certain limitations and subject to allotment, for additional Common Stock covered by any unexercised Rights. Any Record Date Stockholder that owns fewer than [     ] shares of Common Stock as of the close of business on the Record Date is entitled to subscribe for [     ] full share of Common Stock in an offering under this registration statement. See “Description of the Rights Offering” for a complete discussion of the terms of the offering.
The offer will expire at 5:00 PM Eastern Time, on [     ], unless extended as described in this prospectus supplement (the “Expiration Date”). The subscription price per share of Common Stock (the “Subscription Price”) will be determined based upon a formula equal to [     ] % of the average of the last reported sales price of a share of Common Stock on the NYSE American on the Expiration Date, as such date may be extended from time to time, and each of the four (4) immediately preceding trading days (the “Formula Price”). If, however, the Formula Price is less than [     ] % of the net asset value (“NAV”) per share of Common Stock at the close of trading on the NYSE American on the Expiration Date, the Subscription Price will be [     ] % of the Fund’s NAV per share of Common Stock at the close of trading on the NYSE American on the Expiration Date.
The Fund is a closed-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund’s investment objective is to seek high total return (income plus capital appreciation). Neuberger Berman Investment Advisers LLC (“NBIA” or the “Adviser”) serves as the Fund’s investment adviser.

1 In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Under normal market conditions, at least 80% of the Fund’s total assets are invested in high yield debt securities of U.S. and foreign issuers. High yield debt securities include securities that, at the time of investment, are rated below investment grade (commonly referred to as “junk”) by at least one independent credit rating agency or, if unrated, determined by the Fund’s portfolio managers to be of comparable quality. To the extent not invested in high yield debt securities, the Fund may invest a portion of its assets (normally, not more than 20% of its total assets) in other securities and financial instruments, including investment grade debt securities, equity securities and derivatives. The Fund may also invest up to 15% of its total assets in collateralized loan obligations.
The Fund uses leverage to pursue its investment objective. The Fund currently utilizes leverage through a secured credit facility (the “Facility”) and the issuance of preferred stock, and may issue notes or use a variety of additional strategies to increase funds available for investment.
The Fund’s outstanding Common Stock is, and the shares of Common Stock issued pursuant to the exercise of the Rights will be, listed on the NYSE American. The Fund’s shares of Common Stock trade under the symbol “NHS.” The Rights are transferable and will be admitted for trading on the NYSE American under the symbol “NHS RT” during the course of the Rights offering.
On [     ], the last reported NAV per share of Common Stock was $[     ] and the last reported sale price per share of Common Stock on the NYSE American was $[     ], representing a discount to NAV of [     ] %.
The shares of Common Stock are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about [     ], unless extended.
Investing in the Fund’s Rights and/or Common Stock involves certain risks. You should review the information set forth under “Special Characteristics and Risk of the Rights Offering” below and “Risk Factors” in the accompanying Prospectus before investing in the Fund’s Common Stock.
In addition, you should consider that a Rights offering by the Fund:
•	Will substantially dilute the NAV of shares of Common Stock owned by Stockholders who do not fully exercise their rights and purchase additional Common Stock;
•	Will substantially dilute the voting power of Stockholders who do not fully exercise their Rights since they will own a smaller proportionate interest in the Fund upon completion of the offering; and
•	May increase the discount to NAV of a Stockholder’s Common Stock if the Subscription Price is set at a time when the Common Stock is trading at a discount to NAV.
An investment in the Fund is not appropriate for all investors. There is no assurance that the Fund’s investment objective will be achieved. You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in the Fund’s Common Stock and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about the Fund. Material that has been incorporated by reference and other information about the Fund can be obtained by calling [     ] or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov). For additional information all holders of Rights should contact the Information Agent, [     ], at [     ].
Stockholders who do not exercise their Rights may, at the completion of the offering, own a smaller proportionate interest in the Fund than if they exercised their Rights. As a result of the offering, you may experience dilution of the aggregate NAV of your shares of Common Stock depending upon whether the Fund’s NAV per share of Common Stock is above or below the Subscription Price on the Expiration Date. All costs of the offering will be borne by the Fund, and indirectly by current Stockholders whether they exercise their Rights or not. Rights exercised by a Stockholder are irrevocable.

[The Fund has declared a monthly distribution payable on [     ] with a record date of [     ].  Any shares of Common Stock issued after [     ] as a result of the Rights offering will not be record date stock for the Fund’s monthly distribution to be paid on [     ] and will not be entitled to receive such distribution.]
Shares of closed-end management investment companies frequently trade at a discount to their net asset value. The Fund’s Common Stock has historically traded at a discount to net asset value, including during recent periods. If the Fund’s Common Stock trades at a discount to its net asset value, the risk of loss may increase for purchasers in a public offering.
Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share		Total(4)
Estimated subscription price(1)	$	[ ]	$	[ ]
Estimated Sales Load(2)	$	[ ]	$	[ ]
Estimated proceeds, before expenses, to the Fund(3)	$	[ ]	$	[ ]

(1)
Estimated on the basis of [     ] % of the average of the last reported sales price per share of Common Stock at the close of trading on the NYSE American on [     ] and each of the [     ] ([     ]) preceding trading days.

(2)
[  ], the dealer manager for the Rights offering (the “Dealer Manager”), will receive a fee from the Fund for its financial structuring and solicitation services equal to [     ] % of the Subscription Price per share of Common Stock issued pursuant to the exercise of Rights (including pursuant to the over-subscription privilege). The Dealer Manager will reallow a part of its fees to other broker-dealers that have assisted in soliciting the exercise of Rights. The Dealer Manager fee will be borne by the Fund and indirectly by all of its Stockholders, including those who do not exercise their Rights. See “Plan of Distribution.”

(3)
Before deduction of expenses related to the Rights offering, which are estimated approximately at $[     ], including partial reimbursement of the Dealer Manager for its expenses incurred in connection with the offering in an amount up to $[     ].  Certain offering expenses are paid indirectly by Stockholders, including those who do not exercise their Rights.  Such fees and expenses will immediately reduce the NAV per share of each outstanding share of Common Stock, including those purchased by an investor in the Rights offering.  The amount of proceeds to the Fund net of any fees and expenses of the offering are estimated to be approximately $[     ] per share of Common Stock and approximately $[     ] in the aggregate.  Stockholders will not directly bear any offering expenses.

(4)	Assumes all Rights are exercised at the estimated Subscription Price. All of the Rights offered may not be exercised.
You should not construe the contents of this Prospectus Supplement and the accompanying Prospectus as legal, tax or financial advice. You should consult with your own professional advisors as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Fund.
The Fund’s shares of Common Stock do not represent a deposit or an obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.
[     ]
The date of this Prospectus Supplement is [     ].

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Neither the Fund nor the Dealer Manager have authorized anyone to provide you with different information. The Fund is not, and the Dealer Manager is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. The Fund’s business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” refers to Neuberger Berman High Yield Strategies Fund Inc.
TABLE OF CONTENTS
Prospectus Supplement
Page
SUMMARY OF THE TERMS OF THE RIGHTS OFFERING	R-[ ]
TABLE OF FEES AND EXPENSES	R-[ ]
USE OF PROCEEDS	R-[ ]
CAPITALIZATION	R-[ ]
PRICE RANGE OF SHARES OF COMMON STOCK	R-[ ]
DESCRIPTION OF THE RIGHTS OFFERING	R-[ ]
SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS OFFERING	R-[ ]
TAXATION	R-[ ]
PLAN OF DISTRIBUTION	R-[ ]
LEGAL MATTERS	R-[ ]
ADDITIONAL INFORMATION	R-[ ]

Prospectus

Page
PROSPECTUS SUMMARY	[ ]
SUMMARY OF FUND EXPENSES	[ ]
FINANCIAL HIGHLIGHTS	[ ]
THE FUND	[ ]
THE OFFERING	[ ]
USE OF PROCEEDS	[ ]
INVESTMENT OBJECTIVE AND PRINCIPAL INVESTMENT STRATEGY	[ ]
PORTFOLIO COMPOSITION	[ ]
USE OF LEVERAGE AND RELATED RISKS	[ ]
RISK FACTORS	[ ]
MANAGEMENT OF THE FUND	[ ]
PORTFOLIO TRANSACTIONS	[ ]
NET ASSET VALUE OF COMMON STOCK	[ ]
DISTRIBUTIONS	[ ]
CLOSED-END FUND STRUCTURE	[ ]
DISTRIBUTION REINVESTMENT PLAN	[ ]
DESCRIPTION OF CAPITAL STRUCTURE	[ ]
REPURCHASE OF COMMON STOCK; TENDER OFFERS; CONVERSION TO OPEN-END FUND	[ ]
TAX MATTERS	[ ]
ANTI-TAKEOVER PROVISIONS IN THE ARTICLES OF INCORPORATION	[ ]
CUSTODIAN, DIVIDEND PAYING AGENT, TRANSFER AGENT AND REGISTRAR	[ ]
PLAN OF DISTRIBUTION	[ ]
LEGAL OPINIONS	[ ]
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	[ ]
ADDITIONAL INFORMATION	[ ]
TABLE OF CONTENTS FOR THE STATEMENT OF ADDITIONAL INFORMATION	[ ]

v

Cautionary notice regarding forward-looking statements
This Prospectus Supplement, the accompanying Prospectus and statement of additional information (“SAI”) contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Common Stock will trade in the public markets and other factors discussed in the Fund’s periodic filings with the SEC.
Although the Fund believes that the expectations expressed in the Fund’s forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk Factors” section of the accompanying Prospectus and “Special Characteristics and Risks of the Rights Offering” in this Prospectus Supplement. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, or in the SAI, are made as of the date of this Prospectus Supplement or the accompanying Prospectus or SAI, as the case may be. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.
Currently known risk factors that could cause actual results to differ materially from the Fund’s expectations include, but are not limited to, the factors described in the “Risk Factors” section of the accompanying Prospectus and “Special Characteristics and Risks of the Rights Offering” in this Prospectus Supplement. The Fund urges you to review carefully that section for a more detailed discussion of the risks of an investment in the Fund’s securities.

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING
This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Common Stock. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the SAI, especially the information set forth under the headings “Investment Objective and Principal Investment Strategy” and “Risk Factors.” Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.
Terms of the Rights Offering
One Right will be issued for each share of Common Stock of the Fund held on the Record Date. Rights are expected to trade on the [     ] under the symbol “[     ].” The Rights will allow Stockholders to subscribe for new shares of Common Stock. [     ] shares of Common Stock of the Fund were outstanding as of [     ]. [     ] Rights will be required to purchase [     ] share of Common Stock (1-for-[     ]); however, any Record Date Stockholder who owns fewer than [     ] shares of Common Stock as of the close of business on the Record Date may subscribe for [     ] full share of Common Stock. Common Stock of the Fund, as a closed-end fund, can trade at a discount to NAV. Upon exercise of the Rights, shares of Common Stock are expected to be issued at a price below NAV per share of Common Stock. An over-subscription privilege will be offered, subject to the right of the Board of Directors of the Fund (the “Board”) to eliminate the over-subscription privilege. [     ] shares of Common Stock will be issued if all Rights are exercised. See “Terms of the Rights Offering.” [Any shares of Common Stock issued as a result of the Rights offering will not be record date stock for the Fund’s monthly distribution to be paid on [     ] and will not be entitled to receive such distribution.] The exercise of Rights by a Rights holder is irrevocable.
In this Prospectus Supplement, we use the terms “Stockholder” to refer to any person that holds Common Stock, “Record Date Stockholders” to refer to those Stockholders that held their Common Stock on the Record Date and “Existing Rights Holders” to refer to those persons (i) that are Record Date Stockholders to whom the Rights were issued initially to the extent that a Record Date Stockholder continues to hold Rights and (ii) any subsequent transferees of the Rights that continue to hold the Rights.

Amount Available for Primary Subscription	Approximately $[ ].
Title	Subscription Rights to Acquire Shares of Common Stock.
Subscription Price
The Subscription Price will be determined based on a formula equal to [     ] % of the average of the last reported sales price of the Fund’s Common Stock on the NYSE American on the Expiration Date and each of the [     ] ([     ]) preceding trading days (the “Formula Price”).  If, however, the Formula Price is less than [     ] % of the NAV per share of Common Stock at the close of trading on the NYSE American on the Expiration Date, then the Subscription Price will be [     ] % of the Fund’s NAV per share of Common Stock at the close of trading on the NYSE American on the Expiration Date. See “Terms of the Rights Offering.”

Record Date	Rights will be issued to Stockholders on [ ] (the “Record Date”). See “Terms of the Rights Offering.”
Number of Rights Issued	[ ] Right will be issued in respect of each share of Common Stock of the Fund outstanding on the Record Date. See “Terms of the Rights Offering.”

Number of Rights Required to Purchase One share of Common Stock
A holder of Rights may purchase one share of Common Stock of the Fund for every [     ] Rights exercised (1-for-[     ]); however, any Record Date Stockholder who owns fewer than [     ] shares of Common Stock as of the close of business on the Record Date may subscribe for [     ] full share of Common Stock. See “Terms of the Rights Offering.”

Over-Subscription Privilege
Record Date Stockholders who fully exercise all Rights initially issued to them (other than those Rights to acquire less than one share of Common Stock, which cannot be exercised) are entitled to subscribe for additional Common Stock which was not subscribed for by other Record Date Stockholders at the same Subscription Price, subject to certain limitations and subject to allotment. This is known as the “over-subscription privilege” (the “Over-Subscription Privilege”). Record Date Stockholders or Existing Rights Holders on the Expiration Date who choose not to exercise their full rights to purchase additional shares will permit Stockholders who exercise the Over-Subscription Privilege to purchase additional shares at a discount without furnishing additional rights or providing any compensation to the non-participating Stockholders for the dilution of their ownership percentage or voting rights. Investors who are not Record Date Stockholders, but who otherwise acquire Rights to purchase the Fund’s Common Stock pursuant to the Rights offering (e.g., Rights acquired in the secondary market), are not entitled to subscribe for any of the Fund’s Common Stock pursuant to the Over-Subscription Privilege. If sufficient Common Stock is available, all Record Date Stockholders’ over-subscription requests will be honored in full. If these requests for Common Stock exceed the Common Stock available, the available Common Stock will be allocated pro rata among those fully exercising Record Date Stockholders who over-subscribe based on the number of Rights originally issued to them by the Fund. Common Stock acquired pursuant to the Over-Subscription Privilege are subject to allotment.

Notwithstanding the above, the Board has the right in its absolute discretion to eliminate the Over-Subscription Privilege if it considers it to be in the best interest of the Fund to do so.  The Board may make that determination at any time, without prior notice to Rights holders or others, up to and including the [     ] day following the Expiration Date.  See “Over-Subscription Privilege.”
Any Common Stock issued pursuant to the Over-Subscription Privilege will be Common Stock registered under the Prospectus.

Subscription Period
The Rights may be exercised at any time after issuance and prior to expiration of the Rights (the “Subscription Period”), which will be [5:00 PM Eastern Time] on [     ] (the “Expiration Date”), unless otherwise extended. See “Terms of the Rights Offering” and “Method for Exercising Rights.” Any exercise of Rights during the Subscription Period is referred to as the “Primary Subscription,” which does not include any over-subscription privilege. The Rights offering may be terminated or extended by the Fund at any time for any reason before the Expiration Date. If the Fund terminates the Rights offering, the Fund will issue a press release announcing such termination and will direct the Subscription Agent (defined below) to return, without interest, all subscription proceeds received to such Stockholders who had elected to purchase Common Stock.

Sale and Transferability of Rights
The Rights are transferable and will be admitted for trading on the NYSE American under the symbol “NHS RT”. Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE American is expected to begin [     ] Business Day[s] prior to the Record Date and may be conducted until the close of trading on [     ], the last NYSE American trading day prior to the Expiration Date. For purposes of this Prospectus Supplement, a “Business Day” shall mean any day on which trading is conducted on the NYSE American.
Trading of the Rights on the [  ] will be conducted on a when-issued basis until and including the date on which the Subscription Certificates (as defined below) are mailed or otherwise delivered to Record Date Stockholders and thereafter will be conducted on a regular-way basis until and including the last NYSE American trading day prior to the completion of the Subscription Period. The shares of Common Stock are expected to begin trading ex-Rights on the Record Date. The value of the Rights, if any, will be reflected by their market price on the [  ].
Rights that are sold will not confer any right to acquire any Common Stock pursuant to an Over-Subscription Privilege, and any Record Date Stockholder who sells any Rights will not be eligible to participate in the Over-Subscription Privilege, if any.

Investors whose shares of Common Stock are held by a nominee, such as a bank, broker, trustee or other intermediary, must contact that nominee to sell their Rights and such nominee may submit those Rights to the Subscription Agent (defined below) for sale. Any Rights submitted to the Subscription Agent for sale must be received by the Subscription Agent prior to [5:00 PM Eastern Time], on or before [     ], [     ] Business Days prior to the Expiration Date (or, if the subscription period is extended, prior to [5:00 PM Eastern Time], on the [     ] Business Day prior to the extended Expiration Date).
Holders of Rights who are unable or do not wish to exercise any or all of their Rights and are unsure how to sell Rights through their broker or financial adviser may contact the Subscription Agent to facilitate the sale of any unexercised Rights. If the Subscription Agent receives Rights for sale in a timely manner, the Subscription Agent will first offer any Rights submitted to the Subscription Agent for sale to the Dealer Manager for purchase. If the Dealer Manager purchases the Rights, the sales price paid by the Dealer Manager will be based upon the then-current market price for the Rights. If the Dealer Manager declines to purchase any such Rights offered for sale by the Subscription Agent, the Subscription Agent will attempt to sell such Rights in the open market.
Alternatively, the Rights evidenced by a Subscription Certificate may be transferred until the Expiration Date in whole or in part by endorsing the Subscription Certificate for transfer in accordance with the instructions accompanying the Subscription Certificate. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee and to issue a new Subscription Certificate to the transferee evidencing the transferred Rights. See “Sale and Transferability of Rights.”
Stockholders of record, who hold their shares through Equiniti Trust Company, LLC, the Fund’s transfer agent, and whose addresses are outside the United States, or who have an APO or FPO address, are encouraged to contact the Subscription Agent to facilitate the sale of their Rights if they are otherwise unable or unwilling to exercise the Rights. The Subscription Agent will also attempt to sell any Rights attributable to Record Date Stockholders whose addresses are outside the United States, or who have an APO or FPO address. See “Method for Exercising Rights—Requirements for Foreign Stockholders.”
Any commissions will be paid by the selling Rights holders. Neither the Fund nor the Subscription Agent will be responsible if Rights cannot be sold and neither has guaranteed any minimum sales price for the Rights. If the Rights can be sold, sales of these Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other expenses (i.e., costs incidental to the sale of Rights).
For a discussion of actions that may be taken by [  ] (the “Dealer Manager”) to seek to facilitate the trading market for Rights and the placement of Common Stock pursuant to the exercise of Rights, including the purchase of Rights and the sale during the Subscription Period by the Dealer Manager of Common Stock acquired through the exercise of Rights and the terms on which such sales will be made. See “Plan of Distribution.”
Stockholders are urged to obtain a recent trading price for the Rights on the NYSE American from their broker, bank, financial advisor or the financial press.
Banks, broker-dealers and trust companies that hold Common Stock for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights will not participate in any Over-Subscription Privilege. See “Sale and Transferability of Rights.”

Method for Exercising Rights
Rights are evidenced by Subscription Certificates that will be mailed or otherwise delivered to Record Date Stockholders (except as described under “Method for Exercising Rights—Requirements for Foreign Stockholders”) or, if their shares of Common Stock are held by Cede & Co. or any other depository or nominee on their behalf, to Cede & Co. or such other depository or nominee.
Investors whose shares of Common Stock are held by a nominee, such as a bank, broker, trustee or other intermediary, must contact that nominee to exercise their Rights. In that case, the nominee will complete the Subscription Certificate on behalf of the investor and arrange for proper payment by one of the methods set forth under “Payment for Common Stock.”
Rights may be exercised by completing and signing the subscription certificate that accompanies this Prospectus Supplement and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to the Subscription Agent, together with payment in full for the Common Stock at the Subscription Price by the Expiration Date.
Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, (1) to deliver a notice of guaranteed delivery along with payment of the shares prior to [5:00 PM Eastern Time], on the Expiration Date and (2) to guarantee delivery of a properly completed and executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the [first] Business Day after the Expiration Date.
Holders of Rights who have exercised their Rights will have no right to rescind their subscription after receipt by the Subscription Agent of the completed Subscription Certificate together with payment for Common Stock subscribed for, except as described under “Notice of NAV Decline.”
Subscription Certificates will not be mailed to Record Date Stockholders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States) (the “Foreign Stockholders”). See “Method for Exercising Rights—Requirements for Foreign Stockholders.”

Plan of Distribution
[     ] will act as Dealer Manager for the offer. Under the terms and subject to the conditions contained in a Dealer Manager Agreement among the Fund, the Adviser and the Dealer Manager (the “Dealer Manager Agreement“), the Dealer Manager will provide financial structuring services in connection with the offering and will solicit the exercise of Rights and participation in the Over-Subscription Privilege (if any). The offering is not contingent upon any number of Rights being exercised. The Fund has agreed to pay the Dealer Manager a fee for its financial structuring and solicitation services equal to [     ] % of the Subscription Price for each share of Common Stock issued pursuant to the exercise of Rights (including pursuant to the Over-Subscription Privilege, if any), a portion of which may be reallowed to an affiliate of the Dealer Manager. The Dealer Manager will reallow a part of its fees to other broker-dealers that have assisted in soliciting the exercise of Rights. The Fund has also agreed to pay the Dealer Manager up to $[     ] as a partial reimbursement for its reasonable out-of-pocket expenses incurred in connection with the offering. The Fund will also pay expenses relating to the printing or other production, mailing and delivery expenses incurred in connection with materials related to the offering, including all reasonable out-of-pocket fees and expenses, if any, incurred by the Dealer Manager, Selling Group Members (as defined below), Soliciting Dealers (as defined below) and other brokers, dealers and financial institutions in connection with their customary mailing and handling of materials related to the offering to their customers. The Fund and the Adviser have also agreed to indemnify the Dealer Manager against certain liabilities, including under the Securities Act of 1933, as amended (the “Securities Act”). The fees paid to the Dealer Manager will be borne by the Fund and indirectly by all of its Stockholders, including those who do not exercise the Rights. All of the costs of the offering will be borne by the Fund and indirectly by the Fund’s Stockholders whether or not they exercise their Rights. See “Plan of Distribution.”

Use of Proceeds
The Fund estimates the net proceeds of the Rights offering to be approximately $[     ]. This figure is based on the Subscription Price per share of Common Stock of $[     ] and assumes all new shares of Common Stock offered are sold and that the expenses related to the Rights offering estimated at approximately $[     ] and the Dealer Manager fee are paid.
The Fund currently intends to invest substantially all of the net proceeds of this offering in accordance with the Fund’s investment objective and policies as described in the accompanying Prospectus under “Investment Objective and Principal Investment Strategy,” within approximately [     ] months of receipt of such proceeds depending on market conditions and the availability of appropriate investments. Pending such investment, the proceeds will be held in high quality short term debt securities and instruments. In addition, the Fund may use a portion of such proceeds, depending on market conditions, for other general corporate purposes.

Taxation/ERISA	See “Taxation” and “Employee Benefit Plan and IRA Considerations.”
Subscription Agent	[ ]. See “Subscription Agent.”
Information Agent	[ ]. See “Information Agent.”
Risks
See “Special Characteristics and Risks of the Rights Offering” below and “Risk Factors” in the accompanying Prospectus for a discussion of the factors you should consider carefully before deciding to invest in the Fund’s Common Stock.

TABLE OF FEES AND EXPENSES
The purpose of the following table and the example below is to help you understand the fees and expenses that you, as an investor in the Fund through the exercise of Rights would bear directly or indirectly, assuming the Rights offering is fully subscribed and the Fund incurs the estimated offering expenses. The tables also reflect the use of leverage by the Fund through preferred stock and borrowings representing in the aggregate [     ] % of Managed Assets (consistent with the percentage of leverage in place as of [     ]), and show Fund expenses as a percentage of net assets attributable to Common Stock. If less than all of the Rights are exercised and/or the Subscription Price is less than the estimated Subscription Price and as a result the net proceeds to the Fund are less, all other things being equal, the total annual expenses shown would increase.
Stockholder Transaction Expenses
Sales Load (as a percentage of offering price)(1)	[ ]%
Offering Expenses Borne by the Fund (as a percentage of offering price) (1)	[ ]%
Distribution Reinvestment Plan Fees	None(2)

Percentage of Net Assets Attributable to Common Stock
Estimated Annual Expenses
Management Fees(3)	[ ]%
Interest Payments on Borrowed Funds(4)	[ ]%
Other Expenses(5)	[ ]%
Total Annual Fund Operating Expenses	[ ]%
Distributions on Preferred Stock(6)	[ ]%
Total Annual Expenses and Distributions on Preferred Stock	[ ]%

(1)
The Fund has agreed to pay the Dealer Manager for its financial structuring and solicitation services a fee (i.e., the sales load) equal to [     ] % of the aggregate Subscription Price for the shares of Common Stock issued pursuant to the Rights offering (including pursuant to the Over-Subscription Privilege). The Fund has also agreed to pay the Dealer Manager up to $[     ] as partial reimbursement for its reasonable out-of-pocket expenses incurred in connection with the offer. The Fund will also pay expenses relating to the printing or other production, mailing and delivery expenses incurred in connection with materials related to the offer, including all reasonable out-of-pocket fees and expenses, if any, incurred by the Dealer Manager, Selling Group Members (as defined below), Soliciting Dealers (as defined below) and other brokers, dealers and financial institutions in connection with their customary mailing and handling of materials related to the Rights offering to their customers. In addition, the Fund has agreed to pay a fee to each of the Subscription Agent and the Information Agent estimated to be $[     ] and $[     ], respectively, plus reimbursement for their out-of-pocket expenses related to the offer. Total offering expenses (not including the sales load) are estimated to be $[     ], which assumes that the Rights offering is fully subscribed. The fee paid to the Dealer Manager is reflected in the table under “Sales load” and the other fees and expenses described in this note are reflected in the table under “Offering Expenses.” The sales load and the offering expenses will be borne by the Fund and indirectly by all of the Fund’s Stockholders, including those who do not exercise their Rights, and will result in a reduction of the NAV of the shares of Common Stock. See “Plan of Distribution.”

(2)
The Plan Agent’s fees for the handling of the reinvestment of distributions will be paid by the Fund. However, you will pay brokerage charges if you direct the Plan Agent to sell your Common Stock held in a distribution reinvestment account. See “Distribution Reinvestment Plan” in the accompanying Prospectus.

(3)
The Adviser receives a management fee payable on a monthly basis at an annual rate of 0.60% of the Fund’s average daily Managed Assets for investment advisory services. In addition, the Adviser receives a fee payable on a monthly basis at an annual rate of 0.05% of the Fund’s average daily Managed Assets for administrative services. “Managed Assets” means the Fund’s total assets minus liabilities other than the aggregate indebtedness entered into for purposes of leverage. Consequently, since the Fund has leverage outstanding, the management fee and fee for administrative services as percentages of net assets attributable to Common Stock are higher than if the Fund did not utilize leverage.

(4)
“Interest Payments on Borrowed Funds” assumes the Fund adjusts its borrowings under the Facility such that the aggregate principal balance of its borrowings under the Facility is sufficient to maintain overall leverage at [   ]% of its Managed Assets, with an average annualized interest rate of [   ]%, which was the average annualized interest rate on the debt leverage outstanding during the twelve-month period ended __________, 20__.

(5)
“Other Expenses” are based on estimated amounts for the current year assuming completion of the proposed issuances.  Does not include the sales load or other expenses of the Fund incurred in connection with the Rights offering.  However, these expenses will be borne by all holders of the Fund’s Common Stock, including those who do not exercise their Rights, and result in a reduction of the NAV of the shares of Common Stock.

(6)
“Distributions on Preferred Stock” represents the Fund’s annualized distributions paid on the Fund’s preferred stock, adjusted to reflect an estimated annualized distribution rate of [     ] %, which was the distribution rate in effect as of [     ].

Example
The following example illustrates the expenses that you would pay on a $1,000 investment in the Common Stock, assuming (1) total annual expenses of [     ] % of net assets attributable to the Common Stock and (2) a [     ] % annual return. The example assumes that the estimated Total Annual Expenses set forth in the Estimated Annual Expenses table are accurate and that all distributions are reinvested at NAV. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical [     ] % return shown in the example.
1 Year	3 Year	5 Year	10 Year
$[ ]	$[ ]	$[ ]	$[ ]
USE OF PROCEEDS
The Fund estimates the net proceeds of the Rights offering to be $[     ], based on the estimated Subscription Price per share of $[     ], assuming all new shares of Common Stock offered are sold and that the expenses related to the Rights offering estimated at approximately $[     ] are paid and after deduction of the underwriting discounts and commissions. The Fund currently intends to invest the net proceeds of the Rights offering in accordance with the Fund’s investment objective and policies as described in the accompanying Prospectus under “Investment Objective and Principal Investment Strategy.” To maintain a more consistent level of leverage as a percentage of Managed Assets, the Fund currently anticipates that it will seek to increase the amount of its leverage following the completion of the Rights offering. The Fund anticipates that the investment of the proceeds of the Rights offering, and of any additional leverage, will be made in accordance with the Fund’s investment objective and policies within approximately [  ] months of receipt of such proceeds depending on market conditions and the availability of appropriate investments. Pending such investment, the proceeds of the offering will be held in high quality short-term debt securities and instruments. In addition, the Fund may use a portion of such proceeds, depending on market conditions, for other general corporate purposes.

CAPITALIZATION
The following table sets forth the audited capitalization of the Fund as of [     ] and its adjusted capitalization assuming the issuance of [     ] shares of Common Stock pursuant to the full exercise of all Rights at the estimated Subscription Price and the payment by the Fund of the estimated offering expenses of $[     ] and the Dealer Manager fee, and assumes no change in the amount of the Fund’s leverage.

	As of October 31, 20__ (audited)		As adjusted for offering (unaudited)
Indebtedness
Aggregate Principal Balance of Loans Payable	$	[ ]	$	[ ]
Preferred Stock
Mandatory Redeemable Preferred Shares, Series D ($0.0001 par value per share; [ ] shares issued and outstanding)	$	[ ]	$	[ ]
Common Stockholder’s Equity:
Paid-in capital (Common Stock, $0.0001 par value per share; [ ] shares authorized; [ ] shares issued and outstanding; [ ] shares issued and outstanding (as adjusted))	$	[ ]	$	[ ]
Total distributable earnings (accumulated loss)	$	[ ]	$	[ ]
Net assets applicable to Common Stock	$	[ ]	$	[ ]

PRICE RANGE OF SHARES OF COMMON STOCK
The Fund’s Common Stock is publicly held and is listed and traded on the NYSE American under the symbol “NHS”. The following table sets forth for the fiscal quarters indicated the highest and lowest daily prices during the applicable quarter at the close of market on the NYSE American per share of Common Stock along with (i) the highest and lowest closing NAV per share and (ii) the highest and lowest premium or discount from NAV per share represented by such prices at the close of the market on the NYSE American.

	NYSE American Market Price(1)		Corresponding NAV per share on Date of NYSE American Market Price(1)		Corresponding Market Premium/(Discount) to NAV per share on Date of NYSE American Market Price(1)
Quarter Ended(2)	High	Low	High	Low	High	Low

	$[ ]	$[ ]	$[ ]	$[ ]	[ ]%	[ ]%
	$[ ]	$[ ]	$[ ]	$[ ]	[ ]%	[ ]%
	$[ ]	$[ ]	$[ ]	$[ ]	[ ]%	[ ]%
	$[ ]	$[ ]	$[ ]	$[ ]	[ ]%	[ ]%
	$[ ]	$[ ]	$[ ]	$[ ]	[ ]%	[ ]%
	$[ ]	$[ ]	$[ ]	$[ ]	[ ]%	[ ]%
	$[ ]	$[ ]	$[ ]	$[ ]	[ ]%	[ ]%
	$[ ]	$[ ]	$[ ]	$[ ]	[ ]%	[ ]%
	$ [ ]	$ [ ]	$ [ ]	$ [ ]	[ ]%	[ ]%

(1)	Source: [ ].
(2)	Data presented are with respect to a short period of time and are not indicative of future performance.
On [     ], the Fund’s NAV per share was $[     ] and the last reported sale price of a share of Common Stock on the NYSE American was $[     ], representing a [discount/premium] to NAV of [     ]%. The Fund’s shares of Common Stock have historically traded at both a premium and discount to NAV.

DESCRIPTION OF THE RIGHTS OFFERING
Terms of the Rights Offering
The Fund is issuing to Record Date Stockholders Rights to subscribe for Common Stock of the Fund. Each Record Date Stockholder is being issued one transferable Right for each share of Common Stock owned on the Record Date. The Rights entitle the holder to acquire, at a subscription price per share of Common Stock (the “Subscription Price”) determined based upon a formula equal to [     ] % of the average of the last reported sales price of the Fund’s Common Stock on the NYSE American on the Expiration Date and each of the [  ] preceding trading days (the “Formula Price”), one new share of Common Stock for each [  ] Rights held. If, however, the Formula Price is less than [     ]% of the NAV per share of Common Stock at the close of trading on the NYSE American on the Expiration Date, then the Subscription Price will be [     ]% of the Fund’s NAV per share of Common Stock at the close of trading on the NYSE American on that day.
The estimated Subscription Price to the public of $[     ] is based upon [     ] % of the last reported sales price of the Fund’s Common Stock on the NYSE American on [     ] and each of the [     ] ([     ]) preceding trading days. Fractional shares of Common Stock will not be issued upon the exercise of the Rights. Accordingly, Common Stock may be purchased only pursuant to the exercise of Rights in integral multiples of[     ]; however, any Record Date Stockholder who owns fewer than [     ] shares of Common Stock as of the close of business on the Record Date may subscribe for [     ] full share of Common Stock. Record Date Stockholders who hold [     ] or more accounts may not combine their fractional interests across accounts. Rights may be exercised at any time during the Subscription Period which commences on [     ], and ends at [5:00 PM Eastern Time] on [     ], the Expiration Date, unless otherwise extended. The Common Stock of the Fund, as a closed-end fund, can trade at a discount to NAV. Upon exercise of the Rights in the offering, shares of Common Stock are expected to be issued at a price below NAV per share of Common Stock. The right to purchase one share of Common Stock for each [     ] Rights held during the Subscription Period (or any extension thereof) at the Subscription Price will be referred to in the remainder of this Prospectus Supplement as the “Rights offering.” Rights will expire on the Expiration Date and thereafter may not be exercised. Any Common Stock issued as a result of the Rights offering will not be record date stock for purposes of the Fund’s monthly distribution to be paid on [     ] and will not be entitled to receive such distribution.
The Fund has entered into a dealer manager agreement with [     ] (the “Dealer Manager”) that allows the Dealer Manager to take actions to seek to facilitate the trading market for Rights and the placement of Common Stock pursuant to the exercise of Rights. Those actions are expected to involve the Dealer Manager purchasing and exercising Rights during the Subscription Period at prices determined at the time of such exercise, which are expected to vary from the Subscription Price. See “Plan of Distribution” for additional information.
Rights may be evidenced by subscription certificates or may be uncertificated and evidenced by other appropriate documentation (i.e., a rights card distributed to registered Stockholders in lieu of a subscription certificate) (“Subscription Certificates”). The number of Rights issued to each holder will be stated on the Subscription Certificate delivered to the holder. The method by which Rights may be exercised and Common Stock paid for is set forth below in “Method for Exercising Rights,” “Payment for Common Stock” and “Plan of Distribution.” A holder of Rights will have no right to rescind a purchase after the Subscription Agent has received payment. See “Payment for Common Stock.” It is anticipated that the Common Stock issued pursuant to an exercise of Rights will be listed on the NYSE American.
Holders of Rights who are Record Date Stockholders are entitled to subscribe for additional Common Stock at the same Subscription Price pursuant to the Over-Subscription Privilege, subject to certain limitations, allotment and the right of the Board to eliminate the Over-Subscription Privilege. See “Over-Subscription Privilege.”
For purposes of determining the maximum number of Common Stock that may be acquired pursuant to the Rights offering, broker-dealers, trust companies, banks or others whose shares of Common Stock are held of record by Cede or by any other depository or nominee will be deemed to be the holders of the Rights that are held by Cede & Co. (“Cede”), as nominee for the Depository Trust Company (“DTC”), or such other depository or nominee on their behalf.
The Rights are transferable until the completion of the Subscription Period and will be admitted for trading on the NYSE American under the symbol “NHS RT.” Assuming a market exists for the Rights, the Rights may be purchased and sold through usual brokerage channels and also sold through the Subscription Agent. Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the [  ] is expected to begin one Business Day prior to the Record Date and may be conducted until the close of trading on the last [  ] trading day prior to the Expiration Date. Trading of the Rights on the [  ] is expected to be conducted on a when-issued basis until and including the date on which the Subscription Certificates are mailed or otherwise delivered to Record Date Stockholders of record and thereafter is expected to be conducted on a regular way basis until and including the last [  ] trading day prior to the Expiration Date. The method by which Rights may be transferred is set forth below under “Sale and Transferability of Rights—Other Transfers.” The shares of Common Stock are expected to begin trading ex-Rights on the Record Date as determined and announced by the NYSE American. The Rights offering may be terminated or extended by the Fund at any time for any reason before the Expiration Date. If the Fund terminates the Rights offering, the Fund will issue a press release announcing such termination and will direct the Subscription Agent to return, without interest, all subscription proceeds received to such Stockholders who had elected to purchase Common Stock.

Nominees who hold the Fund’s Common Stock for the account of others, such as banks, broker-dealers, trustees or depositories for securities, should notify the respective beneficial owners of such Common Stock as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the Subscription Certificate and submit it to the Subscription Agent with proper payment. In addition, beneficial owners of the Common Stock or Rights held through such a nominee should contact the nominee and request the nominee to effect transactions in accordance with such beneficial owner’s instructions.
Participants in the Fund’s Distribution Reinvestment Plan (the “Plan”) will be issued Rights in respect of the Common Stock held in their accounts in the Plan. Participants wishing to exercise these Rights must exercise the Rights in accordance with the procedures set forth in “Method for Exercising Rights” and “Payment for Common Stock.”
Conditions of the Rights Offering
This Rights offering will be made in accordance with the 1940 Act. The staff of the SEC has interpreted the 1940 Act as not requiring stockholder approval of a transferable rights offering to purchase common stock at a price below the then current NAV so long as certain conditions are met, including: (i) a good faith determination by a fund’s board that such offering would result in a net benefit to existing stockholders; (ii) the offering fully protects stockholders’ preemptive rights and does not discriminate among stockholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by stockholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each three rights held. Under the laws of Maryland, the state in which the Fund is incorporated, the Fund is not required to obtain stockholder approval of a rights offering. This is the Fund’s [third] rights offering.
Important Dates to Remember
Please note that the dates in the table below may change if the Rights offering is extended.

EVENT	DATE
Record Date	[ ]
Subscription Period	[ ] through [ ] **
Final Date Rights Will Trade	[ ] **
Expiration Date	[ ] **
Deadline for Subscription Certificates and Payment for Common Stock*	[ ] **
Deadline for Notice of Guaranteed Delivery	[ ] **
Deadline for Payment Pursuant to Guarantees of Delivery*	[ ] **
Deadline for Delivery of Subscription Certificates Pursuant to Guarantees of Delivery	[ ] **

Final Payment for Common Stock Due***	[ ] **
Issuance Date	[ ] **
Confirmation Mailed to Exercising Rights Holders	[ ] **

*
A Stockholder exercising Rights must deliver prior to [5:00 PM Eastern Time] on [     ], either (a) a Subscription Certificate and payment for shares of Common Stock or (b) a notice of guaranteed delivery and payment for shares of Common Stock.

**	Unless the offer is extended.
***	Additional amount due (in the event the Subscription Price exceeds the estimated Subscription Price). See “Payment for Common Stock” below.

Subscription Price
The Subscription Price for the shares of Common Stock to be issued pursuant to the offering will be determined based upon a formula equal to [     ] % of the average of the last reported sales price of a share of Common Stock on the NYSE American on the Expiration Date, and each of the [     ] ([     ]) preceding trading days. If, however, the Formula Price is less than [     ] % of the Fund’s NAV per share of Common Stock at the close of trading on the NYSE American on the Expiration Date, then the Subscription Price will be [     ] % of the Fund’s NAV per share of Common Stock at the close of trading on the NYSE American on the Expiration Date. The Fund will pay a dealer manager fee (sales load) on the Subscription Price. That dealer manager fee, along with all of the other costs of the offering, will be borne by the Fund and thus indirectly by the Fund’s Stockholders whether or not they exercise their Rights.
Since the Expiration Date will be [     ] (unless the Fund extends the Subscription Period), Rights holders will not know the Subscription Price at the time of exercise and will be required initially to pay for both the Common Stock subscribed for pursuant to the Primary Subscription and, if eligible, any additional Common Stock subscribed for pursuant to an Over-Subscription Privilege, if any, at the estimated Subscription Price of $[     ] per share of Common Stock. See “Payment for Common Stock” below. Rights holders who exercise their Rights will have no right to rescind a purchase after receipt of their completed subscription certificates (or notice of guaranteed delivery) together with payment for Common Stock by the Subscription Agent.
Over-Subscription Privilege
Common Stock not subscribed for by Rights holders (the “Excess Common Stock”) will be offered, by means of the Over-Subscription Privilege, to the Record Date Stockholders who have fully exercised the Rights issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one share of Common Stock) and who wish to acquire more than the number of shares of Common Stock they are entitled to purchase pursuant to the Primary Subscription. Record Date Stockholders or Existing Rights Holders on the Expiration Date who choose not to exercise their full rights to purchase additional shares of Common Stock will permit Stockholders who exercise the Over-Subscription Privilege to purchase additional shares of Common Stock at a discount without furnishing additional rights or providing any compensation to the non-participating Stockholders for the dilution of their ownership percentage or voting rights. Investors who are not Record Date Stockholders, but who otherwise acquire Rights to purchase the Fund’s Common Stock pursuant to the Rights offering (e.g., Rights acquired in the secondary market), are not entitled to subscribe for any of the Common Stock pursuant to the Over-Subscription Privilege.
Record Date Stockholders should indicate on the Subscription Certificate, which is submitted with respect to the exercise of the Rights issued to them, how many Excess Common Stock they are willing to acquire pursuant to the Over-Subscription Privilege. If sufficient Excess Common Stock remains, all such Record Date Stockholders’ over-subscription requests will be honored in full. If requests from such Record Date Stockholders for Common Stock pursuant to the Over-Subscription Privilege exceed the Excess Common Stock available, the available Excess Common Stock will be allocated pro rata among Record Date Stockholders who oversubscribe based on the number of Rights originally issued to such Record Date Stockholders. The percentage of remaining Common Stock each over-subscribing Record Date Stockholder may acquire will be rounded down to result in delivery of whole shares of Common Stock. The allocation process may involve a series of allocations to assure that the total number of shares of Common Stock available for over-subscriptions is distributed on a pro rata basis.
The formula to be used in allocating the Excess Common Stock is as follows:
Stockholder’s Record Date Position	x Excess Common Stock Remaining
Total Record Date Position of All Over-Subscribers
Banks, broker-dealers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any Over-Subscription Privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of Rights exercised pursuant to the Primary Subscription and the number of shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege by such beneficial owner and that such beneficial owner’s Primary Subscription was exercised in full. Nominee Holder Over-Subscription Forms and Beneficial Owner Certification Forms will be distributed to banks, brokers, trustees and other nominee holders of Rights with the subscription certificates. Nominees should also notify holders purchasing Rights in the secondary market that such Rights may not participate in the Over-Subscription Privilege.
The Fund will not offer or sell any Common Stock that is not subscribed for pursuant to the Primary Subscription or the Over-Subscription Privilege.

[The Fund has been advised that one or more of the directors, officers or employees of the Fund and/or Adviser may exercise all of the Rights initially issued to them and may request additional Common Stock pursuant to the Over-Subscription Privilege. An exercise of the Over-Subscription Privilege by such persons will increase their proportionate voting power and share of the Fund’s assets.]
The Board has the right in its absolute discretion to eliminate the Over-Subscription Privilege if it considers it to be in the best interest of the Fund to do so. The Board may make that determination at any time, without prior notice to Rights holders or others, up to and including the [fifth] day following the Expiration Date.
Sale and Transferability of Rights
The Rights are transferable and will be admitted for trading on the [  ] under the symbol “[NHS RT].” Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the [  ] is expected to begin [one] Business Day prior to the Record Date and may be conducted until the close of trading on the last NYSE American trading day prior to the Expiration Date.
The value of the Rights, if any, will be reflected by the market price. Investors whose shares of Common Stock are held by a nominee, such as a bank, broker, trustee or other intermediary, must contact that nominee to sell their Rights and such nominee may submit those Rights to the Subscription Agent for sale. Holders of Rights attempting to sell any unexercised Rights in the open market through their broker or a financial intermediary may be subject to different deadlines and/or charged a commission or incur other transaction expenses and should consider the commissions and fees charged prior to selling their Rights on the open market.
Rights that are sold will not confer any right to acquire any Common Stock in any Over-Subscription Privilege, if any, and any Record Date Stockholder who sells any Rights will not be eligible to participate in any Over-Subscription Privilege, if any.
Trading of the Rights on the NYSE American will be conducted on a when-issued basis until and including the date on which the Subscription Certificates are mailed or otherwise delivered to Record Date Stockholders of record and thereafter will be conducted on a regular-way basis until and including the last NYSE American trading day prior to the Expiration Date. The shares of Common Stock are expected to begin trading ex-Rights on the Record Date.
Stockholders are urged to obtain a recent trading price for the Rights on the [  ] from their broker, bank, financial advisor or the financial press.
Sales through the Subscription Agent and the Dealer Manager. Holders of Rights who are unable or do not wish to exercise any or all of their Rights may instruct the Subscription Agent to sell any unexercised Rights. The Subscription Certificates representing the Rights to be sold by the Subscription Agent must be received prior to [5:00 PM Eastern Time], on [     ], [five] Business Days prior to the Expiration Date (or, if the Subscription Period is extended, prior to [5:00 PM Eastern Time], on the [fifth] Business Day prior to the extended Expiration Date). Upon the timely receipt of the appropriate instructions to sell Rights, the Subscription Agent will ask the Dealer Manager if it will purchase the Rights. The sale price of any Rights sold to the Dealer Manager will be based upon the then-current market price for the Rights. The proceeds from each of such sales to the Dealer Manager will be remitted to the Subscription Agent, which will hold such proceeds in an account segregated from the Subscription Agent’s own funds pending distribution to each selling Rights holder. It is expected that following each such sale of Rights to the Dealer Manager, the proceeds from each such sale will be received by the Subscription Agent within [two] ([2]) Business Days of the sale and that the proceeds will then be remitted by the Subscription Agent to the selling Rights holders within [one] ([1]) Business Day following the Expiration Date.
If the Dealer Manager declines to purchase the Rights of a holder that have been duly submitted to the Subscription Agent for sale, the Subscription Agent will attempt to sell such Rights in the open market. If the Rights can be sold in such manner, all of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent in such open market transactions throughout the Subscription Period. The proceeds from such sales will be held by the Subscription Agent in an account segregated from the Subscription Agent’s own funds pending distribution to the selling Rights holders. It is expected that the proceeds of such open market sales will be remitted by the Subscription Agent to the selling Rights holders within [one] ([1]) Business Day following the Expiration Date.

The Subscription Agent will automatically attempt to sell any unexercised Rights that remain unclaimed as a result of Subscription Certificates being returned by the postal authorities as undeliverable as of the [fifth] Business Day prior to the Expiration Date. The Subscription Agent will attempt to sell such Rights, including by first offering such Rights to the Dealer Manager for purchase by the Dealer Manager at the then-current market price on the [  ]. The Subscription Agent will offer Rights to the Dealer Manager before attempting to sell them on the [  ], which may affect the market price for Rights on the [  ] and reduce the number of Rights available for purchase on the [  ], thereby reducing the ability of new investors to participate in the offering. These sales will be made net of commissions, taxes and any other expenses paid on behalf of the nonclaiming holders of Rights. Proceeds from those sales will be held by the Subscription Agent for the account of the nonclaiming holder of Rights until the proceeds are either claimed or escheated. There can be no assurance that the Subscription Agent will be able to complete the sale of any of these Rights and neither the Fund nor the Subscription Agent has guaranteed any minimum sales price for the Rights. All of these Rights will be sold at the market price, if any, through an exchange or market trading the Rights. If the Rights can be sold, sales of the Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other expenses.
There can be no assurance that the Subscription Agent will be able to complete the sale of any Rights, and none of the Fund, the Dealer Manager or the Subscription Agent have guaranteed any minimum sale price for the Rights. If a Record Date Stockholder does not utilize the services of the Subscription Agent and chooses to use another broker-dealer or other financial institution to sell Rights issued to that Stockholder pursuant to the Rights offering, then the other broker-dealer or financial institution may charge a fee to sell the Rights.
Dealer Manager. [     ] (previously defined as the “Dealer Manager”), a registered broker-dealer, may also act on behalf of its clients to purchase or sell Rights in the open market and may receive commissions from its clients for such services. Holders of Rights attempting to sell any unexercised Rights in the open market through a broker-dealer other than the Dealer Manager may be charged a different commission and should consider the commissions and fees charged by the broker-dealer prior to selling their Rights on the open market. The Dealer Manager is not expected to purchase Rights as principal for its own account in order to seek to facilitate the trading market for Rights or otherwise. See “Plan of Distribution” for additional information.
Other Transfers. The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register the portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing the transferred Rights). In this event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the Rights holder so instructs, to an additional transferee. The signature on the Subscription Certificate must correspond with the name as written upon the face of the Subscription Certificate in every particular, without alteration or enlargement, or any other change. A signature guarantee must be provided by an “eligible guarantor institution” (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended), subject to the standards and procedures adopted by the Fund.
Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should promptly transfer such Rights to allow at least [ten] ([10]) Business Days prior to the Expiration Date for: (i) transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the holder with respect to retained Rights, if any, and (iii) the Rights evidenced by the new Subscription Certificates to be exercised or sold by the recipients thereof prior to the Expiration Date. Neither the Fund nor the Subscription Agent shall have any liability to a transferee or holder of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.
Except for the fees charged by [  ], the information agent for the Rights offering, (the “Information Agent”), the Subscription Agent and the Dealer Manager (which will be paid by the Fund as described below), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale, transfer or exercise of Rights will be for the account of the holder of the Rights, and none of these commissions, fees or expenses will be borne by the Fund, the Information Agent, the Adviser, or the Subscription Agent.
The Fund anticipates that the Rights will be eligible for transfer through, and that the exercise of the Rights may be effected through, the facilities of DTC or the Subscription Agent until [5:00 PM Eastern Time], on the Expiration Date. Your broker, bank, trust company or other intermediary may impose a deadline for transferring Rights earlier than [5:00 PM Eastern Time], on the Expiration Date.

Method for Exercising Rights
Rights are evidenced by Subscription Certificates that will be mailed or otherwise delivered to Record Date Stockholders (except as described under “—Requirements for Foreign Stockholders”) or, if their shares of Common Stock are held by Cede & Co. or any other depository or nominee on their behalf, to Cede & Co. or such other depository or nominee. Rights may be exercised by completing and signing the Subscription Certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed Subscription Certificate to the Subscription Agent, together with payment in full at the estimated Subscription Price for the Common Stock subscribed for by the Expiration Date as described under “Payment for Common Stock.” Rights may also be exercised through the broker of a holder of Rights, who may charge the holder of Rights a servicing fee in connection with such exercise. Rights may also be exercised by contacting your broker, bank, trust company or other intermediary, which can arrange, on your behalf, to guarantee delivery of a properly completed and executed Subscription Certificate pursuant to a notice of guaranteed delivery by the close of business on the [first] Business Day after the Expiration Date. A fee may be charged for this service.
Completed Subscription Certificates (or a notice of guaranteed delivery) and payments must be received by the Subscription Agent prior to [5:00 PM Eastern Time], on the Expiration Date at the offices of the Subscription Agent at one of the addresses set forth under “Subscription Agent.” Your broker, bank, trust company or other intermediary may impose a deadline for exercising Rights earlier than [5:00 PM Eastern Time], on the Expiration Date, and may impose a separate fee for doing so. Fractional shares of Common Stock will not be issued upon exercise of Rights.
Stockholders who are Record Owners. Stockholders who are record owners of Common Stock can choose between either option set forth under “Payment for Common Stock” If time is of the essence, option (2) will permit delivery of the Subscription Certificate after the Expiration Date.
Investors whose shares of Common Stock are Held by a Nominee. Investors whose shares of Common Stock are held by a nominee, such as a bank, broker, trustee or other intermediary, must contact that nominee to exercise their Rights. In that case, the nominee will complete the Subscription Certificate on behalf of the investor and arrange for proper payment by one of the methods set forth under “Payment for Common Stock.”
Nominees. Nominees, such as banks, brokers, trustees or depositories for securities, who hold Common Stock for the account of others should notify the respective beneficial owners of such Common Stock as soon as possible to ascertain those beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the Subscription Certificate and submit it to the Subscription Agent with the proper payment as described under “Payment for Common Stock.”
Banks, brokers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any Over-Subscription Privilege may be exercised with respect to any particular beneficial owner who is a Record Date Stockholder, as to the aggregate number of Rights exercised during the Subscription Period and the number of shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege by the beneficial owner, and that the beneficial owner exercised all the Rights issued to it pursuant to the Rights offering.
Requirements for Foreign Stockholders. Subscription Certificates will not be mailed to Foreign Stockholders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States). The Rights of any Foreign Stockholders will be held by the Subscription Agent for their accounts until instructions are received to exercise the Rights. If instructions have not been received by [5:00 PM Eastern Time], on [     ], [     ] ([     ]) business days prior to the Expiration Date (or, if the subscription period is extended, on or before the [fifth] business day prior to the extended Expiration Date), the Subscription Agent will ask the Dealer Manager if it will purchase the Rights. If the Dealer Manager declines to purchase the Rights, the Subscription Agent will attempt to sell such Rights in the open market. The net proceeds, if any, from the sale of those Rights will be remitted to those Foreign Stockholders.

Subscription Agent
[  ] serves as the Subscription Agent for the Rights offering. The Subscription Agent will receive a fee for its administrative, processing, invoicing and other services, plus certain per transaction fees and reimbursement for all out-of-pocket expenses related to the offer. The fees and expenses of the Subscription Agent are included in the fees and expenses of the Rights offering and therefore will be borne by the Fund and indirectly by all Stockholders, including those who do not exercise their Rights. Questions regarding the subscription certificates should be directed by mail to the [Information Agent] at [  ]. Stockholders may also subscribe for the Offer by contacting their broker dealer, trust company, bank or other nominee.
Completed subscription certificates must be sent together with proper payment of the estimated Subscription Price for all shares of Common Stock subscribed for in the primary subscription and the Over-Subscription Privilege (for Record Date Stockholders) to the Subscription Agent by one of the methods described below. Alternatively, Rights holders may arrange for their financial intermediaries to send notices of guaranteed delivery by email to [     ] to be received by the Subscription Agent along with proper payment of the estimated Subscription Price for all shares of Common Stock subscribed for in the primary subscription and the Over-Subscription Privilege (for Record Date Stockholders) prior to [5:00 PM Eastern Time], on the Expiration Date. The Fund will accept only properly completed and executed subscription certificates actually received at any of the addresses listed below, prior to [5:00 PM Eastern Time], on the Expiration Date, or by the close of business on the [first] Business Day after the Expiration Date following timely receipt of a notice of guaranteed delivery. See “Payment for Common Stock.”
Subscription Certificate Delivery Method	Address/Number
Notice of Guaranteed Delivery:	Send via email to: [ ]

First Class Mail Only (No Express Mail or Overnight Courier):	[ ]

Express Mail or Overnight Courier:	[ ]
The Fund will only honor subscription certificates received by the Subscription Agent prior to [5:00 PM, Eastern Time], on the Expiration Date at one of the addresses listed above. Delivery to an address other than those listed above will not constitute good delivery.
Information Agent
The Information Agent for the Rights offering is [     ]. If you have questions or need further information about the offer, please write the Information Agent at [     ], or call [     ]. Any questions or requests for assistance concerning the method of subscribing for Common Stock or additional copies of this Prospectus Supplement or the accompanying Prospectus or subscription certificates should be directed to the Information Agent. Stockholders may also contact their broker dealer, trust company, bank or other nominee for information with respect to the Rights offering.
The Information Agent will receive a fee estimated to be approximately $[     ] for its services, plus reimbursement for all out-of-pocket expenses related to the offer. The fees and expenses of the Information Agent are included in the fees and expenses of the offer and therefore will be borne by the Fund and indirectly by all Stockholders, including those who do not exercise their Rights.

Payment for Common Stock
Holders of Rights who wish to acquire Common Stock in the Rights offering may choose between the following methods of payment:
(1)
A holder of Rights can send the properly completed and executed Subscription Certificate, together with payment in the form of a check or wire for the Common Stock subscribed for during the Subscription Period and, if eligible, for any additional Common Stock subscribed for pursuant to the Over-Subscription Privilege, to the Subscription Agent based upon an estimated Subscription Price of [     ] per share of Common Stock. To be accepted, the payment, together with the executed Subscription Certificate, must be received by the Subscription Agent at one of the addresses set forth under “Subscription Agent,” above prior to [5:00 PM Eastern Time] on the Expiration Date. The Subscription Agent will deposit all stock purchase checks or wires received by it prior to the final due date into a segregated account pending proration and distribution of Common Stock. A payment by check described above must be in U.S. dollars by means of certified or cashier’s check drawn on a bank located in the United States with Stockholder’s name and [  ] account number identified on the check, must be payable to “[     ]” and must accompany a properly completed and executed Subscription Certificate for such subscription to be accepted.

(2)
Alternatively, a subscription will be accepted by the Subscription Agent if, prior to [5:00 PM Eastern Time] on the Expiration Date, the Subscription Agent has received payment of the full Subscription Price for the Common Stock subscribed for in the Rights offering and, if eligible, for any additional Common Stock subscribed for pursuant to the Over-Subscription Privilege and a written notice of guaranteed delivery by mail or email from a bank, trust company or NYSE American member, guaranteeing delivery of a properly completed and executed Subscription Certificate. In order for the notice of guarantee to be valid, full payment for the Common Stock at the Subscription Price must be received with the notice. The Subscription Agent will not honor a notice of guaranteed delivery unless a properly completed and executed Subscription Certificate is received by the Subscription Agent by the close of business on the [     ] Business Day after the Expiration Date and the full payment is not received by the Expiration Date. The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by email to: [     ].

On the confirmation date, which will be [five] ([5]) Business Days following the Expiration Date, a confirmation will be sent by the Subscription Agent to each Rights holder exercising its Rights (or, if a Rights holder’s shares of Common Stock are held by DTC or any other depository or nominee, to DTC and/or that other depository or nominee) showing (i) the number of shares of Common Stock acquired during the Subscription Period, (ii) the number of shares of Common Stock, if any, acquired pursuant to the Over-Subscription Privilege, (iii) the per share and total purchase price for the Common Stock and (iv) any additional amount payable to the Fund by the Rights holder or any excess to be refunded by the Fund to the Rights holder, in each case based on the Subscription Price as determined on the Expiration Date. Any additional payment required from a Rights holder must be received by the Subscription Agent within [ten] ([10]) Business Days after the confirmation date (which confirmation date is [     ], unless the Subscription Period is extended). Any excess payment to be refunded by the Fund to a Rights holder will be mailed by the Subscription Agent to such Rights holder as promptly as practicable. All payments by a Rights holder must be in U.S. dollars by wire or by check drawn on a bank located in the United States and payable to “[     ].”
Whichever of the two methods described above is used, issuance and delivery of the shares of Common Stock subscribed for are contingent upon actual payment for such Common Stock. No certificates will be issued or delivered with respect to Common Stock issued and sold in the Rights offering.
Rights holders who have exercised their Rights will have no right to rescind their subscription after receipt of the completed Subscription Certificate together with payment for Common Stock by the Subscription Agent, except as described under “—Notice of Net Asset Value Decline.”
If a holder of Rights who acquires Common Stock pursuant to the exercise of Rights does not make payment of all amounts due, the Fund reserves the right to take any or all of the following actions through all appropriate means: (i) find other purchasers for such subscribed-for and unpaid-for Common Stock; (ii) apply any payment actually received by the Fund toward the purchase of the greatest whole number of shares of Common Stock that could be acquired by such holder upon exercise of such Rights or the Over-Subscription Privilege; (iii) sell all or a portion of the Common Stock purchased by the holder, in the open market, and apply the proceeds to the amounts owed; and (iv) exercise any and all other rights or remedies to which the Fund may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed shares of Common Stock and to enforce the relevant guarantee of payment.

The method of delivery of completed Subscription Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of exercising Rights holders, but if sent by mail it is recommended that such forms and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment by [5:00 PM Eastern Time], on the Expiration Date.
All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Fund, which determinations will be final and binding. The Fund, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until substantially all irregularities have been waived or cured within such time as the Fund determines in its sole discretion. The Fund will not be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.
Notice of NAV Decline
The Fund has, pursuant to the SEC’s regulatory requirements, undertaken to suspend the Rights offering until the Fund amends this Prospectus Supplement if, after [     ] (the date of this Prospectus Supplement), the NAV of the Common Stock declines more than 10% from the NAV of the Common Stock as of that date. In that event, the Expiration Date will be extended and the Fund will notify Record Date Stockholders of record of any such decline and permit Rights holders to cancel their exercise of Rights.
Employee Benefit Plan and IRA Considerations
Employee benefit plans that are subject to the fiduciary duty provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, without limitation, pension and profit-sharing plans) and plans that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, IRAs and Keogh plans) (each, a “Covered Plan”), may purchase Common Stock. ERISA and Section 4975 of the Code, for example, imposes certain responsibilities on persons who are fiduciaries with respect to a Covered Plan, including, without limitation, the duties of prudence and diversification with respect to Covered Plans that are subject to ERISA, as well as the need to avoid non-exempt prohibited transactions and conflicts of interest. In this regard there can be no assurance that any prohibited transaction exemption applies, or that all of the conditions of any exemption will be satisfied, at the time that the Rights are exercised or thereafter while the Common Stock (including interests therein) are held by any Covered Plan.
Because the Fund is registered as an investment company under the 1940 Act, the underlying assets of the Fund will not be considered to be “plan assets” of any Covered Plan investing in the Fund for purposes of the fiduciary responsibility and prohibited transaction rules under Title I of ERISA or Section 4975 of the Code. Thus, neither the Fund nor NBIA will be a “fiduciary,” within the meaning of ERISA and Section 4975 of the Code with respect to the assets of any Covered Plan that becomes a Stockholder, solely as a result of the Covered Plan’s investment in the Fund.
Governmental plans, certain church plans and non-U.S. plans are not subject to the prohibited transaction provisions of ERISA or the Code but may be subject to similar laws (“Similar Laws”). Fiduciaries of any such plans should consult with counsel before exercise or transfer of Rights.
Because of the foregoing, the person (the “fiduciary”) making the decisions regarding the exercise, transfer or other disposition of any Rights, and any acquisition of Common Stock on behalf of a Covered Plan or a governmental, church or non-U.S. plan (collectively, “Plans”) will be deemed to represent on behalf of itself and the Plan that the exercise or other disposition of the Rights (and the investment in Common Stock pursuant to any exercise of Rights) will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any applicable Similar Laws.
Neither the offer and issuance of Rights, nor the sale of Common Stock pursuant to an exercise of any Rights, to a Plan is in any respect a representation or recommendation by any of the Fund, the Dealer Manager, NBIA nor any of their respective affiliates or agents that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate or advisable for Plans generally or any particular Plan. Stockholders and other holders of Rights that are Plans have the exclusive responsibility for ensuring that their exercise or transfer of Rights, and the investment in Common Stock pursuant to an exercise of Rights, complies with the fiduciary responsibility rules of ERISA or any applicable Similar Laws and does not violate the prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.
The provisions of ERISA are subject to extensive and continuing administrative and judicial interpretation and review. The discussion of ERISA contained herein is general in nature and may be affected by future regulations and rulings. Potential investors should consult their legal advisers regarding the consequences under ERISA, the Code or other applicable law of an investment by a Plan in the Fund.

SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS OFFERING
Risk is inherent in all investing. Therefore, before investing in the Common Stock you should consider the risks associated with such an investment carefully. See “Risk Factors” in the Prospectus. The following summarizes some of the matters that you should consider before investing in the Fund through the Rights offering:
Dilution Risk
As a result of the Rights offering, it is anticipated that even if you fully exercise your Rights, you should expect to incur immediate economic dilution and, if you do not exercise all of your Rights, you will incur voting dilution because you will own a smaller proportionate interest in the Fund after the Rights offering than you owned prior to the Rights offering. Further, both the sales load and the expenses associated with the Rights offering paid by the Fund will immediately reduce the NAV of each outstanding share of Common Stock. To the extent that the number of shares of Common Stock outstanding after the Rights offering will have increased proportionately more than the increase in the size of the Fund’s net assets, you will, at the completion of the Rights offering, experience immediate dilution of NAV.
In addition, if the Subscription Price for the Rights offering is less than the NAV of the Common Stock as of the Expiration Date, you would experience additional immediate dilution of NAV as a result of the Rights offering. If the Subscription Price is substantially less than the current NAV at the expiration of the Rights offering, such dilution could be substantial. It is anticipated that the existing Stockholders will experience immediate dilution even if they fully exercise their Rights. In addition, whether or not you exercise your Rights, you will experience a dilution of NAV of the Common Stock because you will indirectly bear the expenses of this Rights offering, which include, among other items, SEC registration fees, printing expenses and the fees assessed by service providers (including the cost of the Fund’s counsel and independent registered public accounting firm). This dilution of NAV will disproportionately affect Stockholders who do not exercise their Rights.
Furthermore, if you do not participate in the Over-Subscription Privilege, if it is available, your percentage ownership may also be diluted. The Fund cannot state precisely the amount of any dilution because it is not known at this time what the NAV per share will be on the Expiration Date or what proportion of the Rights will be exercised. The impact of the Rights offering on NAV per share is shown by the following examples, assuming the Rights offering is fully subscribed and the estimated Subscription Price of $[     ]:
Scenario 1: (assumes NAV per share is above subscription price)(1)
NAV(2)	$	[ ]
Subscription Price(3)	$	[ ]
Reduction in NAV($)	($	[ ]	)
Reduction in NAV(%)		([ ]	%)
Scenario 2: (assumes NAV per share is below subscription price)(1)
NAV(2)	$	[ ]
Subscription Price(3)	$	[ ]
Increase in NAV($)	$	[ ]
Increase in NAV(%)		[ ]	%

(1)	Both examples assume the full Primary Subscription is exercised. Actual amounts may vary due to rounding.
(2)	For illustrative purposes only. It is not known at this time what the NAV per share of Common Stock will be on the Expiration Date.
(3)
For illustrative purposes only; reflects an estimated Subscription Price of $[     ] based upon [     ] % of the average of the last reported sales price per share of the Fund’s Common Stock at the close of trading on the NYSE American on [     ] and each of the [four (4)] preceding trading days. It is not known at this time what the Subscription Price will be on the Expiration Date.

If you do not wish to exercise your Rights, you should consider selling them as set forth in this Prospectus Supplement. The fact that the Rights are transferable may reduce the effects of dilution as a result of the Rights offering. Rights holders can transfer or sell their Rights. The cash received from the sale of Rights may be viewed as partial compensation for any possible dilution. There can be no assurances, however, that a market for the Rights will develop or that the Rights will have any value in that market.

The Fund’s largest Stockholders could increase their percentage ownership in and control of the Fund through the exercise of the Primary Subscription and Over-Subscription Privilege.
Risks of Investing in Rights
Shares of closed-end funds such as the Fund frequently trade at a discount to NAV. Since inception, the Fund’s Common Stock has frequently traded at a discount in relation to NAV. See “Description of Capital Structure” in the Prospectus and “Price Range of Shares of Common Stock” in this Prospectus Supplement. If the price at which the shares of Common Stock are being offered is less than [     ] % of NAV on the Expiration Date, then the Subscription Price will likely be greater than the market price of a share of Common Stock on that date. In addition, the price at which the shares of Common Stock are being offered, even if above [     ] % of NAV, may still be above the market price of a share of Common Stock on the Expiration Date. If either event occurs, the Rights will have no value, and a person who exercises Rights will experience an immediate loss of value.
Increase in Share Price Volatility; Decrease in Share Price. The Rights offering may result in an increase in trading of the Common Stock, which may increase volatility in the market price of the Common Stock. The Rights offering may result in an increase in the number of Stockholders wishing to sell their shares of Common Stock, which would exert downward price pressure on the price of Common Stock.
Under-Subscription. It is possible that the Rights offering will not be fully subscribed. Under-subscription of the Rights offering would have an impact on the net proceeds of the Rights offering and whether the Fund achieves any benefits.
Leverage Risk
Leverage creates a greater risk of loss, as well as a potential for more gain, for the Common Stock than if leverage were not used.  Following the completion of the Rights offering, the Fund’s amount of leverage outstanding will decrease, at least in the short-term.  The leverage of the Fund as of [     ] was approximately [     ] % of the Fund’s Managed Assets.  After the completion of the Rights offering, and assuming the full Primary Subscription is exercised, the amount of leverage outstanding is expected to decrease to approximately [     ] % of the Fund’s Managed Assets. While there is no guarantee, the Fund currently anticipates that after the completion of the Rights offering, it will seek to increase the amount of its leverage so that its leverage as a percentage of its Managed Assets returns to a level similar to that which existed prior to the Rights offering. The amount of leverage employed by the Fund may increase or decrease thereafter.  The use of leverage for investment purposes creates opportunities for greater total returns but at the same time increases risk.  When leverage is employed, the NAV and market price of the Common Stock and the yield to Stockholders may be more volatile.  Any investment income or gains earned with respect to the amounts borrowed in excess of the interest due on the borrowing will augment the Fund’s income.  Conversely, if the investment performance with respect to the amounts borrowed fails to cover the interest on such borrowings, the value of the Fund’s Common Stock may decrease more quickly than would otherwise be the case, and distributions on the Common Stock could be reduced or eliminated.  Interest payments and fees incurred in connection with such borrowings will reduce the amount of net income available for distribution to Stockholders.
Because the fee paid to the Adviser is calculated on the basis of the Fund’s Managed Assets, which include the proceeds of leverage, the dollar amount of the management fee paid by the Fund to the Adviser will be higher (and the Adviser will benefit to that extent) when leverage is used.  The Adviser will use leverage only if it believes such action would result in a net benefit to the Fund’s Stockholders after taking into account the higher fees and expenses associated with leverage (including higher management fees).
The Fund’s leveraging strategy may not be successful.

TAXATION
The following is a general summary of the U.S. federal income tax consequences of the Rights offering to Record Date Stockholders who are U.S. persons for U.S. federal income tax purposes.  The following summary supplements the discussion set forth in the accompanying Prospectus and SAI and is subject to the qualifications and assumptions set forth therein.  The discussion set forth herein does not constitute tax advice and potential investors are urged to consult their own tax advisers to determine the tax consequences of investing in the Fund.
Please refer to the “Tax Matters” sections in the Fund’s Prospectus and Statement of Additional Information for a description of the consequences of investing in the Fund’s Common Stock. Special tax considerations relating to this Rights offering are summarized below:
•	The value of a Right will not be includible in the income of a Stockholder at the time the subscription right is issued.
•
The basis of a Right issued to a Stockholder will be zero, and the basis of the share of Common Stock with respect to which the Right was issued (the old share) will remain unchanged, unless either (a) the fair market value of the Right on the date of distribution is at least 15% of the fair market value of the old share of Common Stock, or (b) such Stockholder affirmatively elects (in the manner set out in Treasury regulations) under the Code to allocate to the Right a portion of the basis of the old share of Common Stock. If either (a) or (b) applies, such Stockholder must allocate basis between the old share of Common Stock and the Right in proportion to their fair market values on the date of distribution.

•	The basis of a Right purchased in the market will generally be its purchase price.
•	The holding period of a Right issued to a Stockholder will include the holding period of the old share of Common Stock.
•
No loss will be recognized by a Stockholder if a Right distributed to such Stockholder expires unexercised because the basis of the old share of Common Stock may be allocated to a Right only if the Right is exercised. If a Right that has been purchased in the market expires unexercised, there will be a recognized loss equal to the basis of the Right.

•
Any gain or loss on the sale of a Right will be a capital gain or loss if the Right is held as a capital asset (which in the case of a Right issued to Record Date Stockholders will depend on whether the old share of Common Stock is held as a capital asset), and will be a long term capital gain or loss if the holding period is deemed to exceed one year.

•
No gain or loss will be recognized by a Stockholder upon the exercise of a Right, and the basis of any share of Common Stock acquired upon exercise (the new share of Common Stock) will equal the sum of the basis (as determined above), if any, of the Right and the Subscription Price of the Right for the new share of Common Stock. The holding period for the new share of Common Stock does not include the time during which the Right holder held the unexercised Right and will begin no later than the date following the date when the Right is exercised.

The foregoing is a general and abbreviated summary of the provisions of the Code and the Treasury regulations in effect as they directly govern the taxation of the Fund and its Stockholders, with respect to U.S. federal income taxation only. Other tax issues such as state and local taxation may apply. Investors are urged to consult their own tax advisers to determine the tax consequences of investing in the Fund. These provisions are subject to change by legislative or administrative action, and any such change may be retroactive.
PLAN OF DISTRIBUTION
Distribution Arrangements
[     ] will act as Dealer Manager for the Rights offering. Under the terms and subject to the conditions contained in the Dealer Manager Agreement among the Dealer Manager, the Fund and the Adviser, the Dealer Manager will provide financial structuring and solicitation services in connection with the Rights offering and will solicit the exercise of Rights and participation in the Over-Subscription Privilege. The Rights offering is not contingent upon any number of Rights being exercised. The Dealer Manager will also be responsible for forming and managing a group of selling broker-dealers (each a “Selling Group Member” and collectively the “Selling Group Members”), whereby each Selling Group Member will enter into a Selling Group Agreement with the Dealer Manager to solicit the exercise of Rights and to sell Common Stock purchased by the Selling Group Member from the Dealer Manager. In addition, the Dealer Manager will enter into a Soliciting Dealer Agreement with other soliciting broker-dealers (each a “Soliciting Dealer” and collectively, the “Soliciting Dealers”) to solicit the exercise of Rights. See “Compensation to Dealer Manager” for a discussion of fees and other compensation to be paid to the Dealer Manager, Selling Group Members and Soliciting Dealers in connection with the Rights offering.

The services provided by the Dealer Manager differ from those provided by the Adviser in that the Adviser acts as the investment adviser for the Fund and manages the investment and reinvestment of the Fund’s assets in accordance with the Fund’s investment objective and policies and limitations, and generally manages the day-to-day business and affairs of the Fund. The Adviser has not been retained by the Fund to manage a rights offering; instead, given the complexities of the transaction, the Fund believes that the retention of the Dealer Manager will be beneficial.
The Fund and the Adviser have each agreed to indemnify the Dealer Manager for losses arising out of certain liabilities, including liabilities under the Securities Act. The Dealer Manager Agreement also provides that the Dealer Manager will not be subject to any liability to the Fund in rendering the services contemplated by the Dealer Manager Agreement except for any act of willful misfeasance, bad faith or gross negligence of the Dealer Manager or reckless disregard by the Dealer Manager of its obligations and duties under the Dealer Manager Agreement.
Prior to the expiration of the Rights offering, the Dealer Manager may independently offer for sale Common Stock acquired through exercising the Rights at prices that may be different from the market price for such Common Stock or from the price to be received by the Fund upon the exercise of Rights. The Dealer Manager is authorized to buy and exercise Rights (for delivery of Common Stock prior to the expiration of the Rights offering), including unexercised Rights of Record Date Stockholders whose record addresses are outside the United States held by the Subscription Agent for which no instructions are received, and to sell Common Stock to the public or to Selling Group Members at the offering price set by the Dealer Manager from time to time. In addition, the Dealer Manager has the right to buy Rights offered to it by the Subscription Agent from electing Record Date Stockholders, and the Dealer Manager may purchase such Rights as principal or act as agent on behalf of its clients for the resale of such Rights.
In order to seek to facilitate the trading market in the Rights for the benefit of non-exercising Stockholders, and the placement of the Common Stock to new or existing investors pursuant to the exercise of the Rights, the Dealer Manager Agreement provides for special arrangements with the Dealer Manager. Under these arrangements, the Dealer Manager is expected to purchase Rights on the NYSE American. The number of Rights, if any, purchased by the Dealer Manager will be determined by the Dealer Manager in its sole discretion. The Dealer Manager is not obligated to purchase Rights or Common Stock as principal for its own account to facilitate the trading market for Rights or for investment purposes. Rather, its purchases are expected to be closely related to interest in acquiring Common Stock generated by the Dealer Manager through its marketing and soliciting activities. The Dealer Manager may exercise those Rights at its option on one or more dates, which are expected to be prior to the Expiration Date. The subscription price for the Common Stock issued through the exercise of Rights by the Dealer Manager prior to the Expiration Date will be the greater of [     ]% of the last reported sale price of a share of Common Stock on the NYSE American on the date of exercise or [     ] % of the Fund’s NAV per share of Common Stock at the close of trading on the NYSE American prior to the date of exercise, or, if exercised on the Expiration Date, at the Subscription Price. The price and timing of these exercises are expected to differ from those described herein for the Rights offering. The Subscription Price will be paid to the Fund and the Dealer Manager fee with respect to such proceeds will be paid by the Fund on the applicable settlement date(s) of such exercise(s).
In connection with the exercise of Rights and receipt of Common Stock, the Dealer Manager intends to offer those shares of Common Stock for sale to the public and/or through Selling Group Members it has established. The Dealer Manager may set the price for those shares of Common Stock at any price that it determines, in its sole discretion. The Dealer Manager has advised that the price at which such shares of Common Stock are offered is expected to be at or slightly below the closing price of the Common Stock on the NYSE American on the date the Dealer Manager exercises Rights. No portion of the amount paid to the Dealer Manager or to a Selling Group Member from the sale of Common Stock in this manner will be paid to the Fund. If the sales price of the Common Stock is greater than the subscription price paid by the Dealer Manager for such shares of Common Stock plus the costs to purchase Rights for the purpose of acquiring those shares of Common Stock, the Dealer Manager will receive a gain.
Alternatively, if the sales price of the Common Stock is less than the Subscription Price for such shares of Common Stock plus the costs to purchase Rights for the purpose of acquiring those shares of Common Stock, the Dealer Manager will incur a loss. The Dealer Manager will pay a concession to Selling Group Members in an amount equal to approximately [     ] % of the aggregate price of the Common Stock sold by the respective Selling Group Member. Neither the Fund nor the Adviser has a role in setting the terms, including the sales price, on which the Dealer Manager offers for sale and sells Common Stock it has acquired through purchasing and exercising Rights or the timing of the exercise of Rights or sales of Common Stock by the Dealer Manager. Persons who purchase Common Stock from the Dealer Manager or a Selling Group Member will purchase Common Stock at a price set by the Dealer Manager, which may be more, less than or at the Subscription Price, based on the price mechanism through which Common Stock will be sold in the Rights offering, and at a time set by the Dealer Manager, which may be prior to the Expiration Date, and will not have the uncertainty of waiting for the determination of the Subscription Price on the Expiration Date.
The Dealer Manager may purchase Rights as principal or act as agent on behalf of its clients for the resale of such Rights. The Dealer Manager may realize gains (or losses) in connection with the purchase and sale of Rights and the sale of Common Stock, although such transactions are intended by the Dealer Manager to facilitate the trading market in the Rights and the placement of the Common Stock to new or existing investors pursuant to the exercise of the Rights. Any gains (or losses) realized by the Dealer Manager from the purchase and sale of Rights and the sale of Common Stock are independent of and in addition to its fee as Dealer Manager. The Dealer Manager has advised that any such gains (or losses) are expected to be immaterial relative to its fee as Dealer Manager.

Since neither the Dealer Manager nor persons (who are not otherwise Record Date Stockholders) who purchase Common Stock from the Dealer Manager or Selling Group Members were Record Date Stockholders, they would not be able to participate in the Over-Subscription Privilege.
There is no limit on the number of Rights the Dealer Manager can purchase or exercise. Common Stock acquired by the Dealer Manager pursuant to the exercise of Rights acquired by it will reduce the number of shares of Common Stock available pursuant to the Over-Subscription Privilege, perhaps materially, depending on the number of Rights purchased and exercised by the Dealer Manager.
Although the Dealer Manager is expected to seek to facilitate the trading market for Rights as described above, investors can acquire Common Stock at the Subscription Price by acquiring Rights on the [  ] and exercising them in the method described above under “Method for Exercising Rights.”
In the ordinary course of their businesses, the Dealer Manager and/or its affiliates may engage in investment banking or financial transactions with the Fund, the Adviser and their affiliates. In addition, in the ordinary course of their businesses, the Dealer Manager and/or its affiliates may, from time to time, own securities of the Fund or its affiliates.
The principal business address of the Dealer Manager is [     ].
Compensation to Dealer Manager
Pursuant to the Dealer Manager Agreement, the Fund has agreed to pay the Dealer Manager a fee for its financial structuring and solicitation services equal to [     ] % of the Subscription Price for each share of Common Stock issued pursuant to the Rights offering, including the Over-Subscription Privilege, a portion of which may be reallowed to an affiliate of the Dealer Manager. The Dealer Manager will reallow to Selling Group Members in the Selling Group to be formed and managed by the Dealer Manager selling fees equal to [     ] % of the Subscription Price for each share of Common Stock issued pursuant to the Rights offering or the Over-Subscription Privilege as a result of their selling efforts. In addition, the Dealer Manager will reallow to Soliciting Dealers that have executed and delivered a Soliciting Dealer Agreement and have solicited the exercise of Rights, solicitation fees equal to [     ] % of the Subscription Price for each share of Common Stock issued pursuant to the exercise of Rights as a result of their soliciting efforts, subject to a maximum fee based on the number of shares of Common Stock held by such Soliciting Dealer through DTC on the Record Date. Fees will be paid to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the Dealer Manager.
The Fund has also agreed to pay the Dealer Manager up to $[     ] as a partial reimbursement for its reasonable out-of-pocket expenses incurred in connection with the Rights offering.  The Fund will also pay expenses relating to the printing or other production, mailing and delivery expenses incurred in connection with materials related to the Rights offering, including all reasonable out-of-pocket fees and expenses, if any, incurred by the Dealer Manager, Selling Group Members, Soliciting Dealers and other brokers, dealers and financial institutions in connection with their customary mailing and handling of materials related to the Rights offering to their customers. No other fees will be payable by the Fund or the Adviser to the Dealer Manager in connection with the Rights offering.
LEGAL MATTERS
Certain legal matters will be passed on by K&L Gates LLP, counsel to the Fund. Certain legal matters will be passed on by [     ] as special counsel to the Dealer Manager in connection with the Rights offering.
ADDITIONAL INFORMATION
This Prospectus Supplement and the accompanying Prospectus constitute part of a registration statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the registration statement, and reference is hereby made to the registration statement and related exhibits for further information with respect to the Fund and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete registration statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (http://www.sec.gov).

Neuberger Berman High Yield Strategies Fund Inc.
                     Shares of Common Stock
Issuable Upon the Exercise of
Transferable Subscription Rights to Acquire Common Stock
PROSPECTUS SUPPLEMENT
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